Exhibit 6.4

FORM OF AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of ______________, 2026 by and among the protected series of Masterworks Vault [   ], LLC listed on Schedule A hereto (each, a “Merger Series”) and the protected series of Masterworks Vault [   ], LLC listed on Schedule A hereto (each, a “Surviving Series” and, together with the Merger Series, the “Parties”).

RECITALS

WHEREAS, immediately prior to the Effective Time (as defined below), all of the assets of each Delaware limited liability company listed on Schedule A hereto (each, a “Target Issuer”) will be transferred to the applicable Merger Series in exchange for 100% of the shares of such Merger Series and following such transaction each Target Issuer will distribute one share of such Merger Series to each shareholder of the Target Issuer for each share of the same class of Target Issuer they hold (the “Asset Transfer and Distribution”);

WHEREAS, each Merger Series has not conducted any other operating activities prior to the date hereof and has no material assets or liabilities and shall not conduct any activities prior to the consummation of the transactions contemplated hereby other than the Asset Transfer and Distribution;

WHEREAS, the Parties intend to effect a merger (the “Merger”) of each Merger Series with and into each applicable Surviving Series in accordance with this Agreement and the Texas Business Organizations Code (the “TBOC”and together with federal securities laws, “Applicable Law”), with each Surviving Series to be a surviving entity of the Merger;

WHEREAS, pursuant to the Merger, each outstanding share of each Merger Series (the “Merger Series Interests”) shall be converted into the the merger consideration as follows: (i) each outstanding Class A share of Merger Series shall be converted into one Class A share of Surviving Series, (ii) each outstanding Class B share of Merger Series shall be converted into one Class B share of Surviving Series, (iii) each outstanding Class C share of Merger Series (if any) shall be converted into one Class C share of Surviving Series and (iv) each Class A Preferred share of Merger Series (if any) shall be converted into one Class A Preferred share of Surviving Series (collectively, the “Merger Consideration”), upon the terms and subject to the conditions set forth herein; and

WHEREAS, each of the Parties has approved the transactions contemplated hereby, including the Merger, in accordance with the applicable provisions of Applicable Law, and upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, and intending to be legally bound hereby, the Parties agree as follows:

1. The Merger.

At the Effective Time (as defined below) of the Merger, and subject to and upon the terms and conditions of this Agreement, and in accordance with Section 101.633 of the TBOC, each Merger Series shall be merged with and into each applicable Surviving Series, and the separate existence of each Merger Series shall thereupon cease. Each Surviving Series shall be a surviving series of the Company after the Merger and shall continue in existence as a series of a Texas series limited liability company under the TBOC.

2. Closing; Effective Time.

The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of the Company located at 1 World Trade Center, 57th Floor, New York, NY 10007 at ___ p.m. (Eastern Standard Time) on a day agreed upon by the Parties (to the extent legally permitted) provided that the conditions set forth herein have been satisfied or waived (the “Closing Date”). The Parties hereto shall cause the Merger to be consummated by filing a properly executed certificate of merger satisfying the requirements of Applicable Law (the “Certificate of Merger”) with the Secretary of State of the State of Texas, and the Parties shall take such other and further action as may be required by Applicable Law to make the Merger effective. The Merger shall become effective at the time when the Certificate of Merger have been duly filed with the Secretary of State of the State of Texas or such later date and time as is agreed upon by the Parties and set forth in the Certificate of Merger in accordance with Applicable Law (the “Effective Time”).

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3. Effect of the Merger.

At and after the Effective Time, the effects of the Merger shall be as provided in this Agreement, and in accordance with Applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of each Surviving Series and Merger Series shall vest in the the applicable Surviving Series, and all liabilities of each Merger Series shall become liabilities of the applicable Surviving Series.

4. Limited Liability Company Agreement; Managers and Officers of the Surviving Company.

At the Effective Time, there shall be no change to the limited liability company agreement of the Company (including, as applicable, to the Surviving Series), the registered agent of the Company and no change to the managers and officers of the Company.

5. Conversion and Exchange of Securities in the Merger; Merger Consideration.

Subject to the terms and conditions of this Agreement, by virtue of the Merger and without the need for any further action on the part of any of the Parties, all of the Merger Series Interests issued and outstanding immediately prior to the Effective Time shall be converted into the Merger Consideration.

6. Conditions to the Merger.

The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by the parties hereto, in whole or in part, to the extent permitted by Applicable Law:

(a) No Order. No order, injunction, judgment or decree issued by any court of competent jurisdiction or other governmental entity preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No law shall have been enacted, entered, promulgated or enforced by any court or governmental entity that prohibits or makes illegal the consummation of transactions contemplated by this Agreement.

(b) Other Government Approval. Approval of other governmental entities required to effect the transactions contemplated by this Agreement shall have been received by the Parties.

(c) No Indebtedness. As of and immediately prior to the Effective Time, no Merger Series shall have no indebtedness or obligations of any kind whatsoever, other than obligations pursuant to this Agreement.

7. Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Closing Date by mutual written agreement of the Parties.

8. Entire Agreement; Amendments and Waivers.

This Agreement and the documents and instruments and other agreements among the Parties referenced herein constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may be amended, supplemented or modified, and any of the terms, covenants, representations, warranties or conditions may be waived, only by a written instrument executed by the Parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not the same or similar), and no such waiver shall constitute a continuing waiver unless otherwise expressly provided.

9. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Texas applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles of such State.

10. Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, scanned pages or electronic signature shall be effective as delivery of a manually executed counterpart to this Agreement.

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IN WITNESS WHEREOF, each of the parties to this Agreement has executed and delivered this Agreement, or caused this Agreement to be executed and delivered by its duly authorized representative, as of the date first written above.

Masterwork Vault [ ], LLC, on behalf of the Merger Series and Surviving Series listed on Schedule A hereto

By:
Name:
Title:

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Schedule A

Target Issuer	Merger Series	Surviving Series